Exhibit 99.1

Nabriva Therapeutics Reports Third Quarter 2019 Financial Results and
Recent Corporate Highlights

-More than 200 hospital formulary reviews of XENLETATM scheduled before the end of the year-

-Approximately 50% of all covered lives have outpatient formulary access to XENLETA-

-Initiating focused community sales efforts for XENLETA-

-Conference call today at 4:30 p.m. Eastern Time-

Dublin Ireland, November 12, 2019 — Nabriva Therapeutics plc (NASDAQ: NBRV), a biopharmaceutical company engaged in the commercialization and development of innovative anti-infective agents to treat serious infections, today announced its financial results for the three and nine months ended September 30, 2019 and recent corporate highlights.

“Gaining U.S. Food and Drug Administration (FDA) approval and launching XENLETA™ (lefamulin) for the treatment of community-acquired bacterial pneumonia (CABP) just three weeks later were transformational events for Nabriva in the third quarter,” said Ted Schroeder, Chief Executive Officer of Nabriva Therapeutics. “XENLETA is a new class of IV and oral antibiotic with a novel mechanism of action that is convenient for patients being treated in the hospital, transitioning treatment out of the hospital or initiating treatment in the community. We made key strategic investments to prepare the market over the past 18 months and remain singularly focused on continuing to build a solid foundation for the successful launch of XENLETA. As a result of these efforts, we have already exceeded our expectations for 2019 with regard to market access, scheduled formulary reviews, and product availability at our distributors. With more than 200 hospital formulary reviews scheduled before the end of the year, we believe we are well on our way to exceeding the hospital penetration of recently launched antibiotics.  Even more exciting, approximately 50% of all covered lives have outpatient formulary access to XENLETA — the vast majority with no prior authorization or step edits required. Coverage includes both key commercial and Medicare formularies. XENLETA tablets are now available for patient discharge at more than 50% of our initial 900 hospital target accounts. We believe that our extensive pre-commercial launch activities coupled with our distribution channel that utilizes specialty pharmacy partners such as Walgreens Community Specialty Pharmacy and Option Care Health will make it easier for patients to obtain XENLETA,” added Mr. Schroeder.

RECENT CORPORATE AND DEVELOPMENT HIGHLIGHTS

XENLETA

•                  In August 2019, received approval from the U.S. FDA for Nabriva’s new drug applications (NDA) for the oral and intravenous formulations of XENLETA for the treatment of community-acquired bacterial pneumonia in adults.

•                  In August 2019, earned a $5.0 million milestone payment under the licensing agreement with Sinovant Sciences related to the U.S. regulatory approval of XENLETA. Under the license agreement with Sinovant Sciences, Nabriva is eligible for up to approximately $85 million in additional regulatory and commercial milestone payments and low double-digit royalties on sales in Greater China.

•                  In September 2019, XENLETA became commercially available in the U.S. through major specialty distributors for both the oral (600 mg every 12 hours) and the IV (150 mg every 12 hours) dosage forms indicated with a short 5-to-7-day course of therapy.

•                  In September 2019, under its agreement with Hercules Capital, Inc., received a term loan advance of $10.0 million following the approval by the FDA of the NDA for XENLETA.

•                  In September 2019, announced that the Journal of the American Medical Association (JAMA) published results from the company’s LEAP 2 clinical trial, (available online and published in print on November 5, 2019) “Oral Lefamulin vs Moxifloxacin for Early Clinical Response Among Adults with Community-Acquired Bacterial Pneumonia: The LEAP 2 Randomized Clinical Trial”.

•                  In September 2019, presented data at the ASM/ESCMID Conference in Boston, demonstrating the utility of XENLETA for patients with CABP.

•                  In October 2019, presented data on the pooled results from the completed Phase 3 clinical trials of XENLETA at the CHEST Annual Meeting 2019 in New Orleans.

•                  Presented data from XENLETA (lefamulin) and CONTEPO™ (fosfomycin) clinical development programs at IDWeek 2019, held October 2-9 in Washington, D.C. Nabriva, along with collaborators, presented a total of 14 posters, including 11 for lefamulin and three for fosfomycin.

•                  In November 2019, launched a focused commercial effort for XENLETA tablets in the community treatment setting.

CONTEPO

•                  In August 2019, provided an update following a Type A Meeting with the FDA. Nabriva continues to work with its contract manufacturing partners to address observations made by the FDA in the complete response letter (CRL) to the CONTEPO NDA. Based on the work performed to date, the NDA for CONTEPO is expected to be resubmitted in the fourth quarter of this year.  FDA has classified the resubmission as “Class 2,” establishing a review timeline of up to 6 months from the receipt date. No new clinical or non-clinical data or analyses regarding the safety or efficacy of CONTEPO were requested in the CRL or at the Type A meeting.

FINANCIAL RESULTS

Three Months Ended September 30, 2019 and 2018

•                  For the three months ended September 30, 2019, Nabriva Therapeutics recorded revenues of $6.9 million, a $6.5 million increase versus the three months ended September 30, 2018.  The increase was primarily as a result of the aforementioned $5.0 million milestone payment from Sinovant Sciences and $1.4 million in net product sales of XENLETA following its commercial launch in September 2019. The Company reported a net loss of $17.8 million, or $0.24 per share, compared to a net loss of $52.8 million, or $0.90 per share, for the three months ended September 30, 2018.

•                  Research and development expenses decreased by $35.2 million from $40.8 million for the three months ended September 30, 2018 to $5.6 million for the three months ended September 30, 2019. The decrease was primarily due to a prior year charge of $31.9 million associated with in-process research and development expenses associated with the acquisition of Zavante assets and lower costs associated with the development of XENLETA in the current year.

•                  Selling, general and administrative expense increased by $5.9 million from $12.6 million for the three months ended September 30, 2018 to $18.5 million for the three months ended September 30, 2019. The increase was primarily due to an increase of $3.2 million in advisory and consulting costs associated with pre-commercialization activities, additional personal costs of $1.4 million in connection with the commercial launch of XENLETA and higher stock based compensation costs of $0.7 million.

Nine Months Ended September 30, 2019 and 2018

•                  For the nine months ended September 30, 2019, Nabriva Therapeutics recorded revenues of $9.1 million, a $0.3 million increase versus the nine months ended September 30, 2018. Nabriva reported a net loss of $59.7 million, or $0.83 per share, compared to a net loss of $84.0 million, or $1.85 per share, for the nine months ended September 30, 2018.

•                  Research and development expenses decreased by $39.6 million from $60.8 million for the nine months ended September 30, 2018 to $21.2 million for the nine months ended September 30, 2019. The decrease was primarily due to the previously mentioned charge associated with the Zavante acquisition of $31.9 million as well as declines in costs associated with the development of XENLETA.

•                  Selling, general and administrative expense increased by $13.8 million from $31.6 million for the nine months ended September 30, 2018 to $45.3 million for the nine months ended September 30, 2019. The increase was primarily due to staffing and consulting costs associated with the launch of XENLETA and expense associated with stock based compensation.

•                  As of September 30, 2019, Nabriva Therapeutics had $78.3 million in cash, cash equivalents and short term investments compared to $102.0 million as of December 31, 2018. Existing cash resources and anticipated revenues are expected to fund operations into the third quarter of 2020.

Please refer to our Annual Report on Forms 10-K for the fiscal year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019, which are filed with the U.S. Securities and Exchange Commission, for additional information regarding our business and financial results.

Company to Host Conference Call

Nabriva’s management will host a conference call today at 4:30 p.m. ET to discuss the financial results and recent corporate highlights. The dial-in number for the conference call is (866) 811-8671 for domestic participants and (409) 981-0874 for international participants, with Conference ID #5576567. A live webcast of the conference call can be accessed through the “Investors” tab on the Nabriva Therapeutics website at www.nabriva.com.  A replay will be available on this website shortly after conclusion of the event for 90 days.

About Nabriva Therapeutics plc

Nabriva Therapeutics is a biopharmaceutical company engaged in the commercialization and development of innovative anti-infective agents to treat serious infections. Nabriva Therapeutics received U.S. Food and Drug Administration approval for XENLETA™ (lefamulin injection, lefamulin tablets), the first systemic pleuromutilin antibiotic for community-acquired bacterial pneumonia (CABP). Nabriva Therapeutics is also developing CONTEPO™ (fosfomycin) for injection, a potential first-in-class epoxide antibiotic for complicated urinary tract infections (cUTI), including acute pyelonephritis. For more information, please visit www.nabriva.com.

About XENLETA

XENLETA (lefamulin) is a first-in-class semi-synthetic pleuromutilin antibiotic for systemic administration in humans discovered and developed by the Nabriva Therapeutics team. It is designed to inhibit the synthesis of bacterial protein, which is required for bacteria to grow. XENLETA’s binding occurs with high affinity, high specificity and at molecular sites that are different than other antibiotic classes. Efficacy of XENLETA was demonstrated in two multicenter, multinational, double-blind, double-dummy, non-inferiority trials assessing a total of 1,289 patients with CABP.  In these trials, XENLETA was compared with moxifloxacin and in one trial, moxifloxacin with and without linezolid. Patients who received XENLETA had similar rates of efficacy as those taking moxifloxacin alone or moxifloxacin plus linezolid. The most common adverse reactions associated with XENLETA included diarrhea, nausea, reactions at the injection site, elevated liver enzymes, and vomiting.

INDICATION AND IMPORTANT SAFETY INFORMATION

INDICATION

XENLETA is a pleuromutilin antibacterial indicated for the treatment of adults with community-acquired bacterial pneumonia (CABP) caused by the following susceptible microorganisms: Streptococcus pneumoniae, Staphylococcus aureus (methicillin-susceptible isolates), Haemophilus influenzae, Legionella pneumophila, Mycoplasma pneumoniae, and Chlamydophila pneumoniae.

USAGE

To reduce the development of drug-resistant bacteria and maintain the effectiveness of XENLETA and other antibacterial drugs, XENLETA should be used only to treat or prevent infections that are proven or strongly suspected to be caused by susceptible bacteria.

IMPORTANT SAFETY INFORMATION

CONTRAINDICATIONS

XENLETA is contraindicated in patients with known hypersensitivity to XENLETA or pleuromutilins.

XENLETA tablets are contraindicated for use with CYP3A4 substrates that prolong the QT interval.

WARNINGS AND PRECAUTIONS

XENLETA has the potential to prolong the QT interval. Avoid XENLETA in patients with known QT prolongation, ventricular arrhythmias, and patients receiving drugs that may prolong the QT interval.

Based on animal studies, XENLETA may cause fetal harm. Advise females of reproductive potential of the potential risk to the fetus and to use effective contraception.

Clostridium difficile-associated diarrhea (CDAD) has been reported with nearly all systemic antibacterial agents, including XENLETA, with severity ranging from mild diarrhea to fatal colitis. Evaluate if diarrhea occurs.

ADVERSE REACTIONS

The most common adverse reactions (>2%) for (a) XENLETA Injection are administration site reactions, hepatic enzyme elevation, nausea, hypokalemia, insomnia, and headache and (b) XENLETA Tablets are diarrhea, nausea, vomiting, and hepatic enzyme elevation.

USE IN SPECIFIC POPULATIONS

In patients with severe hepatic impairment, reduce the dosage of XENLETA Injection to 150 mg infused over 60 minutes every 24 hours. XENLETA Tablets are not recommended in patients with moderate or severe hepatic impairment due to insufficient information to provide dosing recommendations.

Avoid XENLETA Injection and Tablets with concomitant strong or moderate CYP3A or P-gp inducers. Monitor for reduced efficacy of XENLETA.

Avoid XENLETA Tablets with strong CYP3A or P-gp inhibitors.

Monitor for adverse reactions of sensitive CYP3A substrates administered with XENLETA Tablets.

XENLETA has not been studied in pregnant women. Verify pregnancy status in females prior to initiating XENLETA and advise females to use contraception during treatment and for 2 days after the final dose. Lactating women should pump and discard milk for the duration of treatment with XENLETA and for 2 days after the final dose.

To report SUSPECTED ADVERSE REACTIONS, or administration during pregnancy, contact Nabriva Therapeutics US, Inc. at 1-855-5NABRIVA or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

Please see Full Prescribing Information for XENLETA.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Nabriva Therapeutics, including but not limited to statements about its ability to successfully launch and commercialize XENLETA for the treatment of CABP, including the availability of and ease of access to XENLETA through major U.S. specialty distributors, marketing exclusivity and patent protection for XENLETA, the development of CONTEPO for cUTI, the clinical utility of XENLETA for CABP and of CONTEPO for cUTI, plans for and timing of the review of regulatory filings for CONTEPO, efforts to bring CONTEPO to market, the market opportunity for and the potential market acceptance of XENLETA for CABP and CONTEPO for cUTI, the development of XENLETA and CONTEPO for additional indications, the development of additional formulations of XENLETA and CONTEPO, plans to pursue research and development of other product candidates, the sufficiency of Nabriva Therapeutics’ existing cash resources and its expectations regarding how far into the future its existing cash resources will fund its ongoing operations and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,”

“may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: Nabriva Therapeutics’ ability to successfully implement its commercialization plans for XENLETA and whether market demand for XENLETA is consistent with its expectations, Nabriva Therapeutics’ ability to build and maintain a sales force for XENLETA, the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or studies in different disease indications will be indicative of the results of ongoing or future trials, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals, the availability or commercial potential of CONTEPO for the treatment of cUTI, the ability to retain and hire key personnel, the availability of adequate additional financing on acceptable terms or at all and such other important factors as are set forth in Nabriva Therapeutics’ annual and quarterly reports and other filings on file with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Nabriva Therapeutics’ views as of the date of this press release. Nabriva Therapeutics anticipates that subsequent events and developments will cause its views to change. However, while Nabriva Therapeutics may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Nabriva Therapeutics’ views as of any date subsequent to the date of this press release.

CONTACTS:

For Investors

Gary Sender

Nabriva Therapeutics plc

ir@nabriva.com

For Media

Mike Beyer

Sam Brown Inc.

mikebeyer@sambrown.com

312-961-2502

Consolidated Balance Sheets

(unaudited)

(in thousands, except share data)	As of December 31, 2018	As of September 30, 2019

Assets
Current assets:
Cash and cash equivalents	$102,003	$78,101
Restricted cash	—	228
Short-term investments	225	175
Accounts receivable, net and other receivables	3,871	6,540
Contract asset	1,500	—
Inventory	—	162
Prepaid expenses	1,154	1,202
Total current assets	108,753	86,408
Property, plant and equipment, net	1,139	2,655
Intangible assets, net	98	343
Long-term receivables	428	716
Total assets	$110,418	$90,122

Liabilities and equity
Current liabilities:
Accounts payable	$3,304	$3,221
Accrued expense and other current liabilities	14,502	11,663
Total current liabilities	17,806	14,884
Non-current liabilities
Long-term debt	23,718	34,241
Other non-current liabilities	264	1,782
Total non-current liabilities	23,982	36,023
Total liabilities	41,788	50,907
Commitments and contingencies (Note 12)
Stockholders’ Equity:
Ordinary shares, nominal value $0.01, 1,000,000,000 ordinary shares authorized at September 30, 2019; 67,019,094 and 77,993,161 issued and outstanding at December 31, 2018 and September 30, 2019, respectively	670	780
Preferred shares, par value $0.01, 100,000,000 shares authorized at September 30, 2019; None issued and outstanding	—	—
Additional paid in capital	461,911	492,105
Accumulated other comprehensive income	27	27
Accumulated deficit	(393,978)	(453,697)
Total stockholders’ equity	68,630	39,215
Total liabilities and stockholders’ equity	$110,418	$90,122

Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2018	2019	2018	2019
Revenues:
Collaboration revenue	$—	$5,051	$6,500	$6,051
Product revenue, net	—	1,445	—	1,445
Research premium and grant revenue	461	424	2,359	1,652
Total revenue	461	6,920	8,859	9,148
Operating expenses:
Cost of product sales	—	(15)	—	(15)
Research and development expenses	(40,804)	(5,601)	(60,800)	(21,213)
Selling, general and administrative expenses	(12,582)	(18,503)	(31,555)	(45,339)
Total operating expenses (1)	(53,386)	(24,119)	(92,355)	(66,567)
Loss from operations	(52,925)	(17,199)	(83,496)	(57,419)
Other income (expense):
Other income (expense), net	(54)	(10)	(172)	116
Interest income	11	94	39	176
Interest expense	(8)	(709)	(19)	(2,512)
Loss before income taxes	(52,976)	(17,824)	(83,648)	(59,639)
Income tax benefit (expense)	151	29	(307)	(80)
Net loss	$(52,825)	$(17,795)	$(83,955)	$(59,719)

Loss per share
Basic and Diluted ($ per share)	$(0.90)	$(0.24)	$(1.85)	$(0.83)

Weighted average number of shares:
Basic and Diluted	58,442,987	75,161,147	45,369,040	72,153,390

(1)                                 Total operating expenses include non-cash stock based compensation expense of $4.1 million and $7.9 million for the three and nine month periods ended September 30, 2019 compared to $1.4 million and $3.4 million for the corresponding periods in the prior year.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Nine Months Ended September 30,
(in thousands)	2018	2019
Net cash provided by (used in):
Operating activities	$(50,492)	$(56,405)
Investing activities	(4,375)	131
Financing activities	68,596	32,680
Effects of foreign currency translation on cash and cash equivalents	(167)	80
Net increase/(decrease) in cash, cash equivalents and restricted cash	13,562	(23,674)
Cash, cash equivalents and restricted cash at beginning of period	86,769	102,003
Cash, cash equivalents and restricted cash at end of period	100,331	78,329